UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RightNow Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	136 Enterprise Boulevard Bozeman, Montana 59718-9300 (406) 522-4200	81-0503640
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

RIGHTNOW TECHNOLOGIES, INC. 2004 EQUITY INCENTIVE PLAN

RIGHTNOW TECHNOLOGIES, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

Dorian Daley

RightNow Technologies, Inc.

136 Enterprise Boulevard

Bozeman, Montana 59718-9300

(406) 522-4200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

John M. Newell, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

(415) 391-0060

DEREGISTRATION OF COMMON STOCK

On November 9, 2006, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-138543 (the “Registration Statement”), for the sale of 1,000,100 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Registrant under the Registrant’s 2004 Equity Incentive Plan and 2004 Employee Stock Purchase Plan.

On January 25, 2012, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 23, 2011, by and among the Registrant, OC Acquisition LLC, a wholly-owned subsidiary of Oracle Corporation (“Parent”), and Rhea Acquisition Corporation, a wholly-owned subsidiary of Parent, Rhea Acquisition Corporation merged with and into the Registrant, and the Registrant became an indirect wholly-owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 25th day of January, 2012.

RIGHTNOW TECHNOLOGIES, INC.

By:	/s/ Dorian Daley
Name: Dorian Daley
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dorian Daley	President and Chief Executive Officer (Principal Executive Officer)	January 25, 2012
Dorian Daley

/s/ Eric Ball	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 25, 2012
Eric Ball

/s/ Brian Higgins	Director	January 25, 2012
Brian Higgins